                                                                    EXHIBIT 23.2


                        Consent of Independent Auditors


We consent to the reference to our firm under captions "Selected Consolidated Financial Data," "Unaudited Pro Forma Consolidated Financial Data" and "Experts" and to the incorporation by reference in the Registration Statement (Form S-1) of PEMSTAR Inc. and the related Prospectus of our reports dated April 30, 2001, with respect to the consolidated financial statements and schedules of PEMSTAR Inc. included in the Registration Statement (Form S-1 No. 333-60832), filed with the Securities and Exchange Commission. We also consent to the use in this Registration Statement of our report, dated December 8, 1999, relating to the financial statements of Turtle Mountain Corporation.


                                       Ernst & Young LLP

Minneapolis, Minnesota
June 4, 2001